Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Michael Eisele (“Employee”) and Black Ridge Oil & Gas, Inc. (the “Company”).

1.       Separation Payment and Vesting of Options. In consideration for the mutual promises exchanged herein and subject to the conditions in this Agreement and provided Employee has not exercised his/her rescission right under Section 8 below, the Company will pay to Employee an amount equal to the base salary that Employee would have received for a twelve month period (the “Payment Period”). Such cash payment shall be payable in accordance with the Company’s regular pay period schedule over the Payment Period and shall be paid less applicable withholdings (the “Separation Payment”) and provide for the accelerated vesting of all shares of the Company granted to Employee under the stock option agreements listed on Exhibit B hereto that would otherwise be forfeited upon Employee’s separation from the Company (the “Accelerated Vesting”). The Separation Payment and Accelerated Vesting are being provided in full, complete, and final settlement of any and all claims, actions, and causes of action against the Company and the other persons and entities released herein. The Separation Payment will commence on the first payroll in accordance with the Company's regular payroll schedule after the expiration of the revocation period set forth below on the condition that Employee did not exercise Employee's right to revoke and the first payment shall include amounts for any payroll periods between the Termination Date and the date of the first payment; the Accelerated Vesting shall occur promptly thereafter. Employee may avail himself/herself of his/her COBRA rights as of the Separation Date with or without this Agreement.

2.       Discharge of Claims. In exchange for the benefits provided in this Agreement, Employee, on behalf of himself/herself, his/her agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants that he/she will not sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his/her employment or the separation of his/her employment with the Company that have arisen through the date of Employee's signature below (the "Release"). The Release includes, without limitation, claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he/she may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. Employee acknowledges that this Release includes all claims that he/she is legally permitted to release, and as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude him/her from filing Government Report as described below.

1

3.       Separation From Employment. Employee’s employment with the Company ended on September 30, 2020 (“Separation Date”). Employee is not eligible to sign this Agreement until after his/her employment has actually ended on the Separation Date.

4.       Confidential Information Acquired During Employment. Employee agrees that he/she will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company. Employee agrees that he/she will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Employee acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

Immunity from Liability: The Defend Trade Secrets Act ("DTSA") provides Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The DTSA provides the same immunity for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.       Confidentiality, No Disparaging Remarks. Employee represents and agrees that he/she will keep the terms and facts of this Agreement completely confidential, and that he/she will not disclose any information concerning this Agreement to anyone, except for his/her counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce or defend his/her rights hereunder. Further, subject to Section 11 below, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity. Reciprocally, the Company’s Board and its officers agree not to make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Employee.

6.       Cooperation and Certification. At the request of the Company following the Separation Date and subject to Section 11 below, Employee will cooperate with the Company in any claims or lawsuits where Employee has knowledge of the facts. If Company requests or requires Employee’s assistance in furnishing information, reviewing documents, testifying, or otherwise cooperating in any matter or proceeding involving Company or its affiliates, Company shall provide Employee with reasonable advance notice, endeavor to minimize the disruption to any other vocation or employment engaged in by Employee, and reimburse Employee for all reasonable travel, lodging, meals, and out-of-pocket expenses related thereto with appropriate documentation and preapproval for amounts in excess of $500. The Company will also agree to pay Employee at an hourly rate commiserate with his annual compensation as of September 30, 2020 subject to local rules and regulations pertaining to the action. Nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee provides written notice of the service of the subpoena to the Company within twenty-four (24) hours of receipt), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though he/she may not recover damages or receive any relief from the Company if he/she does file such a charge as noted in Section 2 above). Finally, Employee certifies, warrants and represents that he/she has faithfully discharged his/her role with the Company at all times during his/her employment. Employee further certifies, warrants, and represents that he/she is unaware of any actual or potential violations of law by the Company and that he/she has not filed any charges, complaints, lawsuits, or any similar claims against the Company. The Company agrees that the nothing in this Agreement shall limit Employee’s right to indemnification and/or defense under Company’s articles, bylaws, operating agreement, corporate governance documents, policies of insurance, applicable law, or otherwise.

7.       No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

2

8.       Rescission. This Agreement contains a release of certain legal rights which Employee may have. Employee is advised to consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. Employee understands that he/she may nullify and rescind this Agreement at any time within the next fifteen (15) calendar days from the date of signature below by indicating his/her desire to do so in writing and delivering that writing to by email to bberman@ksg.com and jill.radloff@stinson.com. If the fifteenth day falls on a Saturday, Sunday or federal holiday, the rescission period shall be extended to the next day that is not a Saturday, Sunday or federal holiday. Employee further understands that if he/she rescinds this Agreement, the Company will not be bound by the terms of this Agreement, Employee will have to repay in full any monies received pursuant to this Agreement and Employee will not be eligible to receive the Accelerated Vesting.

9.       Return of Company Property. Except for the laptop computer, monitors and peripherals that the Company has agreed to allow Eisele to retain with all Company information removed, Employee covenants, warrants and represents that he/she has returned any and all Company property that was ever in his/her possession or under his/her control to the Company prior to his/her signature of this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, laptop computers, cell phone and documents, including all copies.

10.       Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company (with the exception of the Employment Agreement Regarding Proprietary Information, Confidentiality, Loyalty and Noninterference dated 9/14/2012 which shall remain in full force and effect following the execution of this Agreement), provided that the Company has agreed that the non-competition agreement contained therein shall be limited to competition against the freeze-dried food business of the Company. Further, Employee understands and agrees that, except as provided in this Agreement, all claims which he/she has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.

11.       Administrative Charges, Investigations, and Proceedings. Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  Employee does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that he/she has made a Government Report.  The restrictions in Sections 4-6 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report. Notwithstanding the provisions of this Section 11, Employee’s release of claims in Section 2 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief in connection with any matter, including a Government Report, but this Agreement does not limit any right of Employee to receive a reward from the government for providing it information in connection with a Government Report.

12.       Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party, including the party who prepared it. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

13.       Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) Employee signs voluntarily of Employee's own free will without duress; (e) the Company has advised and hereby advises Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (f) the Company has allowed Employee until November 16, 2020 to consider whether to sign this proposed Agreement, which is more than forty (45) days from the date Employee first received a copy of this Agreement; (g) the Company has provided the disclosure attached to this Agreement as Exhibit A; and (h) Employee fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement. The parties acknowledge and agree that if Employee has not signed this proposed Agreement by November 16, 2020, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

3

EMPLOYEE

______________________________
Dated: _____________________________________	Michael Eisele

Dated: _____________________________________	COMPANY

BLACK RIDGE OIL & GAS, INC.

By /s/ Bradley Berman
Name: Bradley Berman
Title: Chairman, Board of Directors

4

EXHIBIT A

TO SEPARATION AGREEMENT AND RELEASE

Pursuant to federal law, the Company is providing you with the following list of the job titles and ages of the employees in the Company sorted by whether the employee was selected for the Company’s September 30, 2020 workforce reduction (the “RIF”).

The following information pertains to employees whose employment with the Company is ending as a result of the RIF, and therefore are eligible to receive a separation payment pursuant to the terms of a Separation Agreement and Release.

Job Title	Age
COO	38
VP – Land	36
Accountant	42
Accountant	37

The following information pertains to employees who were not selected for the RIF and, therefore, are ineligible to receive a separation payment:

Job Title	Age
CEO	53

The information on this disclosure form is effective as of September 30, 2020.

The Company made its RIF determinations on a company-wide basis and thus the entire Company was the decisional unit. In making its selections for the RIF, the Company assessed its lack of a need for employees located in Minnesota on a going forward basis.

5

EXHIBIT B

Stock Option Agreements

Options Outstanding
September 17, 2020

Grant				# of	Strike
Date	Name	Plan	Document	Options***	Price ***
8/10/2012	Michael Eisele	2012	ISO Options (received upon employment)	500	84.00
1/24/2013	Michael Eisele	2012	ISO Options (employment bonus)	550	168.00
8/1/2013	Michael Eisele	2012	ISO Options (employment bonus)	550	192.00
12/12/2013	Michael Eisele	2012	ISO Options (employment bonus)	833	195.00
12/22/2014	Michael Eisele	2012	ISO Options (employment bonus)	133	84.00
9/30/2015	Michael Eisele	2012	ISO Options (employment bonus)	667	51.60
12/12/2016	Michael Eisele	2016	NSO Options (employment bonus)	1,667	12.00
2/26/2020	Michael Eisele	2020	ISO Options (employment bonus)	42,264	5.41

***reverse-split adjusted

6